Exhibit 99.01

Power Integrations found to infringe Fairchild Semiconductor patent rights

Fairchild Semiconductor (NYSE:FCS) announced that a jury in the U.S. District Court for the District of Delaware found Power Integrations, Inc. infringes a Fairchild U.S. patent covering primary side regulation. The same jury also found all asserted Fairchild patents valid. Power Integrations products found to infringe include certain LinkSwitch II and LinkSwitch-CV products, including the LNK603-606/613-616, SC1092, SC1097-99, SC1103, LNK632DG, LNK623-626.

“I am delighted and gratified that the jury has affirmed the validity of our patents. We will continue to provide innovative solutions that make our customers successful,” said Tom Yang, senior vice president, technology, for Fairchild’s Power Conversion, Industrial and Automotive products division. Yang is the sole inventor of the patent found to be infringed, U.S. Patent No. 7,259,972.

In the same case, the jury found that Fairchild did not infringe two of four U.S. patents asserted by Power Integrations. Fairchild was found to infringe two other Power Integrations U.S. patents. Fairchild products found to infringe include certain PWM controller products.

Fairchild has already introduced next-generation, replacement products and will be contacting customers about which products are affected by this lawsuit and which products are not implicated.

The verdict concluded the first phase of trial in litigation that began in 2008. Willfulness and damages in the case will be determined in a second phase, which has yet to be scheduled and may occur after appeals of the first phase.

Fairchild and Power Integrations are involved in three other patent lawsuits. Fairchild is asserting patent infringement claims against Power Integrations in Suzhou, China. The companies currently await a ruling from the U.S. Court of Appeals for the Federal Circuit in their appeal of a 2004 lawsuit. And the companies are also asserting patent infringement claims against each other in a case scheduled to be tried next year in federal court in San Francisco.